Exhibit 99.1

[TECO Energy Logo]
FOR IMMEDIATE RELEASE

MEDIA CONTACT:
Ross Bannister
E-mail: rdbannister@tecoenergy.com
PH: (813) 228-4945

TECO PEOPLES GAS TO RECEIVE REVENUE INCREASE, FIRST IN TEN YEARS

TAMPA, FL (December 17, 2002) –Peoples Gas System today announced it has received Florida Public Service Commission (PSC) authorization to increase the annual gross revenues of the company by $12.05 million. Peoples Gas last filed for an increase ten years ago.

Most Peoples Gas customers’ bills will increase by $2.31 per month for the average residential bill, from $29.31 to $31.62 for a 20 Therm bill beginning January 16, 2003. Customers’ bills in the former West Florida Natural Gas service areas will increase by $4.02 per month for the average residential bill, from $28.54 to $32.56. The new rates allow for an 11.25 percent midpoint ROE and a capital structure with 57.43 percent equity.

President Bill Cantrell said, “In spite of increasing costs due to inflation, including health care costs, Peoples Gas has continued to expand its system to make natural gas available as an energy choice to growing numbers of customers. Since our last rate increase, through growth and acquisition, we have expanded our pipeline system from 5,000 to 9,000 miles, and we have added 100,000 customers. At the same time, we have worked to improve the efficiency and economy of our operations, without compromising our level of customer service.”

Peoples Gas System is a division of Tampa Electric Company, a wholly-owned subsidiary of TECO Energy (NYSE: TE), which is a diversified, energy-related utility holding company based in Tampa, Florida. In addition to Peoples Gas, its principal businesses include Tampa Electric, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions.

For more information on Peoples Gas and its programs, visit www.peoplesgas.com.